Exhibit 5.1
                 Opinion of Schlanger, Mills, Mayer & Grossberg

December 30, 1996



Sterling Electronics Corp.
4201 Southwest Freeway
Houston, Texas  77027

Ladies and Gentlemen:

     We have acted as counsel to Sterling Electronics Corp., a Nevada corporation (the "Company"), with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 682,500 shares of Common Stock, $0.50 par value per share (the "Common Stock") of the Company pursuant to (i) the Company's 1996 Employee's Stock Purchase Plan (the "Plan"), (ii) Non-Qualified Stock Option Grant pursuant to Option Agreement by and between the Company and Ronald Spolane dated July 17, 1996 (the "RSS Option Agreement"), and (iii) a July 17, 1996 Non-Qualified Stock Option Grant pursuant to Option Agreement by and between the Company and Donald A. Spolane dated July 17,1996 (the "DAS Option Agreement").

     We have examined copies of the Amended and Restated Articles of Incorporation and the Restated Bylaws of the Company as amended and corrected and restated to date. We have examined the Plan, the RSS Option Agreement, the DAS Option Agreement, the Registration Statement and records of corporate proceedings of the Company.

     Based upon the foregoing and the matters hereinafter referred to, and having due regard for the legal considerations we deem relevant, we are of the opinion that, subject to the limitations set forth below:

     (a) The shares of Common Stock to be issued pursuant to the Plan (collectively, the "Plan Shares") are duly and validly authorized; and

     (b) When the Plan Shares have been duly delivered against payment therefor as contemplated by the Plan, the Plan Shares will be legally issued, fully paid and nonassessable.

     (c) The shares of Common Stock to be issued upon the exercise of either the RSS Option Agreement or the DAS Option Agreement (collectively, the "Option Shares") are duly and validly authorized; and

     (d) When the Option Shares have been duly delivered against payment therefor as contemplated by the applicable Option Agreement, the Option Shares will be fully paid and nonassessable.

     The opinions expressed above are subject to the following assumptions, qualifications and limitations:

     (a) We assume (i) all signatures not witnessed by us are genuine, (ii) the competency of all persons other than the Company executing such documents,
(iii) all documents submitted to us as originals are authentic, and (iv) all documents submitted to us as copies are accurate and complete copies of the originals thereof.

     (b) This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

     (c) The opinions expressed herein are limited to the laws of the State of Texas and applicable federal law. We have assumed for the purposes of this opinion that the corporate laws of the state of Nevada are the same as the corporate laws of the State of Texas.

     David Toomim, who is Of Counsel to this firm, is a stockholder and director of the Company. We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                               Very truly yours,

                                     Schlanger, Mills, Mayer & Grossberg, L.L.P.